EXHIBIT 99.1

Contact:	Geoffrey Buscher SBG Investor Relations 508-532-1790 IR@xerium.com

XERIUM TECHNOLOGIES REPORTS THIRD QUARTER RESULTS

YOUNGSVILLE, N.C., November 10, 2008 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported results for its third quarter ended September 30, 2008.

“As we completed the third quarter of our fiscal year, the first full quarter in which we were able to focus on operations improvement rather than debt restructuring, our served markets began to feel the current global economic strain,” said Stephen Light, President, Chief Executive Officer and Chairman. “We are pleased that our strategy of generating cash to reduce debt, developing new products that help our customers produce high quality paper at lower costs and our reliance on the talent and commitment of our people, have positioned us well for this situation to date.

In the third quarter, we continued to execute according to our plans, made meaningful improvements to our operations, achieved measurable traction in our focus on working capital reduction, and substantially reduced our debt. Our view is that the global economy is likely to continue deteriorating over the coming months before a recovery begins, with the potential to directly impact our customers around the globe. Our ongoing contingency planning is identifying additional actions we can take to maximize our operating efficiencies and further reduce working capital and leverage. Simultaneously, we have increased provisions for bad debts and slow-moving and obsolete inventory in anticipation of the potential increased strain on our customers.

Additionally, and in line with our broad risk reduction initiatives, we reached a settlement with respect to the shareholder litigation suit against the Company that has been ongoing since June 2006, subject to court approval. The Company did not admit to liability of any kind in connection with the settlement, which will be covered by insurance.

Responding to our significantly improved risk profile and much improved balance sheet, we were recently given an increased credit rating from Standard & Poor’s, which we believe is a reflection of how far we have come since we were downgraded this spring, and supports the appropriateness of our strategy for these challenging times.”

THIRD QUARTER FINANCIAL HIGHLIGHTS

For the third quarter 2008, compared to the third quarter 2007:

•

Net sales for the 2008 quarter were $159.3 million, a 3.7% increase from net sales for the 2007 quarter of $153.6 million. Excluding the currency effects shown in the table below, third quarter 2008 net sales increased 0.3% from the third quarter of 2007, with a decline of 2.4% and an increase of 6.0% in the clothing and roll covers segments, respectively.

•

Gross margins were $52.8 million or 33.1% of net sales for the 2008 quarter, compared to $63.3 million or 41.2% of net sales for the 2007 quarter. The decline is mostly due to an $8.7 million ($8.1 million and $0.6 million in clothing and roll covers respectively) increase in provisions for slow moving and obsolete inventory, in light of our assessment of the impact of the current global economic slowdown on our customers and our industry. Additionally, the decline was due to approximately a 1.2% market price reduction and approximately a 2% reduction due to currency effect on pricing related to sales prices indexed in U.S. Dollars by certain non-U.S. operations. Excluding the effect of the increased provisions for slow moving and obsolete inventory recorded in the third quarter, the gross margin for the 2008 quarter was 38.2%. (See Non-GAAP Financial Measures “Impact of Significant Third Quarter 2008 Events” below).

•

The recorded restructuring and impairment expenses of $3.6 million in the third quarter 2008 was an increase of $2.8 million from the 2007 quarter related to the Company’s long-term strategy to streamline our operating structure and to improve long-term competitiveness by closing and/or transferring production from certain of our manufacturing facilities and through headcount reductions.

•

Income from operations increased 57.3% to $37.9 million for the 2008 quarter from $24.1 million for the 2007 quarter. The increase primarily stems from the Company’s previously announced changes to certain of its U.S. pension plans and postretirement benefit plans, resulting in one-time pre-tax curtailment/settlement gains of $40.0 million, partially offset by the previously mentioned provision for slow moving and obsolete inventory of $8.7 million, provisions for bad debts of $7.9 million and a provision for environmental remediation in Australia of $4.1 million. Excluding the effect of the U.S. pension and post-retirement benefit plan curtailment/settlement gains, the increased provisions for slow moving and obsolete inventory, the increased provisions for bad debts, and the provision for environmental remediation, income from operations for the third quarter 2008 would have been $18.1 million. (See Non-GAAP Financial Measures “Impact of Significant Third Quarter 2008 Events” below).

•

Net income increased to $21.5 million or $.46 per diluted share from $7.1 million or $.16 per diluted share. The increase is largely the result of the previously mentioned pre-tax curtailment/settlement gains partially offset by the increased provisions noted in the previous paragraph. Excluding the effect of those items, net income for the third quarter 2008 would have been a loss of $1.4 million. The Company determined that it did not qualify for hedge accounting in the third quarter of 2007 and net income for that period includes a $2.7 million expense related to a mark-to-market decrease in the fair value of the Company’s interest rate swaps. (See Non-GAAP Financial Measures “Impact of Significant Third Quarter 2008 Events” below).

•

Net cash generated by operating activities was $11.8 million for the 2008 third quarter, compared to $18.4 million for the 2007 third quarter, partially as a result of increased interest expense of $2.2 million in the quarter.

•

Adjusted EBITDA (as defined by the Company’s amended credit facility) was $54.2 million for the 2008 third quarter, compared to $38.4 million for the 2007 third quarter. See “EBITDA and Adjusted EBITDA Reconciliation” below.

•

In order to improve performance, the Company continues to target a reduction in days of receivables and increases in inventory turns and days of payables outstanding. During the 2008 quarter, as compared with the 2007 quarter, the Company reported that accounts receivables, as measured as a ratio of days of receivables, improved from 66 days to 56 days, inventory turns improved to 4.4 versus 3.1, and days of payables were 34 days compared to 36 days. These numbers reflect the $6.0 million of additional provisions for bad debts on trade receivables and $8.0 million additional provisions for slow moving and obsolete inventory that were recorded in the third quarter of 2008.

•	Cash on hand at September 30, 2008 was $18.4 million, compared to cash on hand at June 30, 2008 of $25.4 million. Cash on hand at September 30, 2007 was $32.5 million.

•

In addition to its scheduled quarterly debt payments of approximately $2.3 million, the Company made a voluntary prepayment in the third quarter of 2008 of approximately $6.1 million. For the first nine months of 2008, the Company has made senior debt repayments of $21.6 million, which compares to debt repayments of $9.5 million for the first nine months of 2007.

•

Capital expenditures during the 2008 quarter were $8.3 million, compared to $8.9 million during the 2007 quarter. Capital expenditures for the nine months ended September 30, 2008 were $29.1 million. The Company expects capital expenditures to be in the range of $44 to $47 million for fiscal 2008. The Company also expects that capital expenditures in 2009 will be significantly lower than those for 2008.

OTHER HIGHLIGHTS

•	The Company remained in compliance with all financial covenants, including covenants requiring compliance with minimum interest coverage, fixed charge coverage ratios and maximum leverage ratios.

•	On September 29, 2008, Standard & Poor’s raised its ratings on the Company, including raising the long-term corporate credit rating, from ‘CCC+’ to ‘B-’.

•

The Company released an additional $29.6 million in “trapped cash” during the third quarter, having freed $1.9 million in trapped cash in the second quarter of 2008. The Company defines “trapped cash” as the amount of working capital on its balance sheet that is in excess of 50 days of outstanding accounts receivable, 6 inventory turns and 48 days of accounts payable outstanding. Included in the calculation of “trapped cash” released during the third quarter of 2008 were $6.0 million of additional provisions for bad debts on trade receivables and $8.0 million additional provisions against inventories for slow moving and obsolete stock. These increased provisions reflect our assessment of the global economic slowdown on our customers and our industry and the lack of credit availability which may affect our customers’ demand for products and their ability to pay their debts.

•

In connection with the Company’s amended credit facility, as of September 30, 2008 the weighted average interest rate on its effectively fixed portion of the term loan facility was 9.74%; and the weighted average interest rate on the portion of its term loan facility that is not effectively fixed by interest rate swap contracts, based on the 90-day LIBOR, was 9.64%.

•

As previously noted, the Company has prepared a reconciliation of Non-GAAP Financial Measures “Impact of Significant Third Quarter 2008 Events” below to illustrate how management views the underlying operating results for the period. In summary, what is described in this reconciliation is the financial performance net of the effect of the substantial gains due to changes to certain of its U.S. pension plans and postretirement benefit plans and the impact of certain provisions for environmental matters and increased provisions for bad debts and slow-moving and obsolete inventory. The latter two items reflect the risk associated with our assessment of the global credit crisis and the potential impact on our customers.

SEGMENT INFORMATION

The following table presents net sales for the third quarter of 2008 and 2007 by segment and the effect of currency on pricing and translation on third quarter 2008 net sales:

(in millions):

	Net Sales Three Months Ended Sep. 30,		Increase in net sales from Q3 2007 to Q3 2008	Increase in Q3 2008 net sales due to currency translation*	Percent increase (decrease) in net sales from Q3 2007 to Q3 2008		**Change in Q3 2008 net sales due to currency effects on pricing	Percent increase (decrease) in net sales from Q3 2007 to Q3 2008 excluding effect of currency on pricing and translation
	2008	2007			Total	Excluding currency translation effect
Clothing	$104.4	$104.0	$0.4	$6.0	0.4%	(5.4)%	$(3.1)	(2.4)%
Roll Covers	54.9	49.6	5.3	2.3	10.7%	6.0%	—	6.0%

Total	$159.3	$153.6	$5.7	$8.3	3.7%	(1.7)%	$(3.1)	0.3%

*	Increase in third quarter 2008 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the third quarter of 2007 from (ii) net sales for the third quarter of 2007 at the applicable average foreign currency exchange rate for the third quarter of 2008.
**	Change in the third quarter 2008 net sales due to currency effect on pricing relates to sales prices indexed in U.S. Dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

CLOTHING SEGMENT HIGHLIGHTS

•

Clothing segment sales increased $0.4 million or 0.4% to $104.4 million from $104.0 million in the year-ago quarter. The current quarter benefited from favorable currency effects of $6.0 million as well as from increased sales in Asia-Pacific. The increase was partially offset by an unfavorable currency impact on pricing, and decreased sales in North America and Europe. Excluding the effects of currency, net sales decreased approximately 2.4%.

•	Overall pricing levels in the clothing segment decreased approximately 1.5% during the quarter, compared to the prior-year period.

•

Clothing segment earnings for the quarter increased 42% to $39.5 million for the 2008 quarter, compared to the prior-year quarter driven heavily by the positive effect of the pension and retiree medical program changes we implemented.

ROLL COVERS SEGMENT HIGHLIGHTS

•

Roll covers segment sales increased 10.7% to $54.9 million from $49.6 million in the 2007 quarter. The increase is partially the result of $2.3 million in favorable currency effects from non-U.S. Dollar sales, and sales from our Chinese facilities acquired in the 2007 fourth quarter, and increased roll cover sales in North America.

•	Overall pricing levels in the roll covers segment decreased by less than 1% in the third quarter, compared to the prior year period.

•

Roll covers segment earnings for the quarter increased 26.0% to $16.5 million for the 2008 quarter, compared to the prior-year quarter benefiting from the pension and retiree medical program changes we implemented.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning:

Date:	Tuesday, November 11, 2008
Start Time:	8:00 a.m. Eastern Time
Domestic Dial-In:	+1-800-240-8621
International Dial-In:	+1-303-262-2141

To participate on the call, please dial in at least 10 minutes prior to the scheduled start.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium has approximately 3,700 employees.

FORWARD-LOOKING STATEMENTS

This press contains forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements. Factors that could materially affect our actual results, levels of activity, performance or achievements include the following items: (i) our revenues and profitability could be adversely affected by fluctuations in currency exchange rates; (ii) our profitability would be reduced by a decline in the prices of our products; (iii) our profitability could be adversely affected by fluctuations in interest rates; (iv) we may not be able to develop and market new products successfully or we may not be successful in competing against new technologies developed by competitors; (v) our credit facility contains restrictive covenants, including covenants requiring compliance with minimum interest coverage and fixed charge coverage ratios and maximum leverage ratios, that will require us to improve our performance over time in order to comply therewith; (vi) we may have insufficient cash to fund growth and unexpected cash needs after satisfying our debt service obligations due to our high degree of leverage and significant debt service obligations; (vii) we are subject to the risk of weaker economic conditions in the locations around the world where we conduct business, including without limitation the current turmoil in the credit markets and the impact of the current global economic crisis on the paper industry; (viii) we may be required to incur significant costs to reorganize our operations in response to market changes in the paper industry; (ix) we are subject to the risk of terrorist attacks or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other country in which we conduct business, or any other national or international calamity; (x) we are subject to any future changes in government regulation; (xi) we are subject to any changes in U.S. or foreign government policies, laws and practices regarding the repatriation of funds or taxes and (xii) those other risks described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 filed with the Securities and Exchange Commission and subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Xerium Technologies, Inc.

Condensed Consolidated Balance Sheets – (Unaudited)

(dollars in thousands, except per share data)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$18,449	$24,218
Accounts receivable (net of allowance for doubtful accounts of $10,392 at September 30, 2008 and $5,367 at December 31, 2007)	97,732	113,256
Inventories	96,245	113,136
Prepaid expenses	6,712	6,287
Other current assets	16,428	29,441

Total current assets	235,566	286,338
Property and equipment, net	400,316	421,470
Goodwill	156,027	159,892
Intangible assets	34,168	17,381
Other assets	6,111	6,360

Total assets	$832,188	$891,441

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable	$8	$1,676
Accounts payable	39,968	44,842
Accrued expenses	78,961	61,070
Current maturities of long-term debt	20,388	19,253
Long-term debt classified as current	—	641,179

Total current liabilities	139,325	768,020
Long-term debt, net of current maturities and long-term debt classified as current	609,241	4,693
Deferred and long-term taxes	13,202	23,114
Pension, other postretirement and postemployment obligations	54,189	90,749
Other long-term liabilities	5,532	5,917
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares outstanding as of September 30, 2008 and December 31, 2007	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 46,173,921 and 46,028,003 shares outstanding as of September 30, 2008 and December 31, 2007, respectively	462	460
Paid-in capital	216,860	216,360
Accumulated deficit	(214,566)	(245,511)
Accumulated other comprehensive income	7,943	27,639

Total stockholders’ equity (deficit)	10,699	(1,052)

Total liabilities and stockholders’ equity (deficit)	$832,188	$891,441

Xerium Technologies, Inc.

Condensed Consolidated Income Statements – (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$159,307	$153,592	$488,687	$451,210
Costs and expenses:
Cost of products sold	106,513	90,272	303,763	262,934
Selling	20,125	19,747	62,437	59,138
General and administrative	28,265	16,291	70,322	50,337
Restructuring and impairments	3,612	805	6,862	6,158
Research and development	2,910	2,356	9,109	7,617
Curtailment/settlement gains	(39,968)	—	(39,968)	—

	121,457	129,471	412,525	386,184

Income from operations	37,850	24,121	76,162	65,026
Interest expense	(16,963)	(14,386)	(43,513)	(38,223)
Interest income	733	391	1,296	886
Foreign exchange gain (loss)	710	158	3,344	(681)

Income before provision for income taxes	22,330	10,284	37,289	27,008
Provision for income taxes	794	3,208	6,344	9,213

Net income	$21,536	$7,076	$30,945	$17,795

Net income per share:
Basic	$0.47	$0.16	$0.67	$0.40

Diluted	$0.46	$0.16	$0.67	$0.40

Shares used in computing net income per share:
Basic	46,163,605	44,977,352	46,111,390	44,477,059

Diluted	46,327,233	45,028,634	46,208,018	44,576,009

Cash dividends per common share:	$—	$0.1125	$—	$0.45

Xerium Technologies, Inc.

Condensed Consolidated Statements of Cash Flows – (Unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2008	2007
Operating activities
Net income	$30,945	$17,795
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	774	1,773
Depreciation	33,311	30,358
Amortization of intangibles	2,386	3,336
Deferred financing cost amortization	3,539	2,732
Unrealized foreign exchange (gain) loss on revaluation of debt	(2,510)	518
Deferred taxes	(9,419)	3,550
Asset impairment	472	389
Gain on disposition of property and equipment	(2,637)	(1,223)
Change in fair value of interest rate swaps	(1,998)	4,205
Curtailment/settlement gain	(39,968)	—
Change in assets and liabilities which provided (used) cash:
Accounts receivable	11,570	4,856
Inventories	13,150	(4,671)
Prepaid expenses	(596)	(2,489)
Other current assets	373	1,686
Accounts payable and accrued expenses	15,155	(13,458)
Deferred and other long-term liabilities	(1,713)	(854)

Net cash provided by operating activities	52,834	48,503

Investing activities
Capital expenditures, gross	(29,145)	(23,320)
Proceeds from disposals of property and equipment	3,566	2,798
Proceeds from (payment for) acquisition, net of cash acquired	144	(511)
Other	(1,700)	(4)

Net cash used in investing activities	(27,135)	(21,037)

Financing activities
Net increase in borrowings (maturities of 90 days or less)	(1,768)	(881)
Proceeds from borrowings (maturities longer than 90 days)	2,381	5,680
Principal payments on debt	(22,205)	(9,132)
Cash dividends on common stock	—	(9,426)
Other	(8,794)	(1,787)

Net cash used in financing activities	(30,386)	(15,546)

Effect of exchange rate changes on cash flows	(1,082)	3,797

Net (decrease) increase in cash	(5,769)	15,717
Cash and cash equivalents at beginning of period	24,218	16,816

Cash and cash equivalents at end of period	$18,449	$32,533

Supplemental schedule of noncash investing and financing activities:

Common stock issued in lieu of cash dividends pursuant to the Dividend Reinvestment Plan	$—	$10,487

Xerium Technologies, Inc.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA is defined in our credit facility and is EBITDA plus (i) restructuring or related impairment costs (not to exceed $12.0 million in the aggregate for 2007 and $5.0 million in the aggregate in each year thereafter), (ii) reserves for inventory in connection with plant closings, (iii) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (iv) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing, the legal reorganization of Brazilian subsidiaries and the preparation and closing of the existing credit agreement, (v) consolidated amendment/termination costs, which consist of costs incurred in connection with the consummation of the fourth and fifth amendments to the senior credit facility and the termination of the employment contract of the former Chief Executive Officer and transition to the new Chief Executive Officer, not to exceed $8.0 million in the aggregate, (vi) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (vii) non-cash charges resulting from the application of purchase accounting, (viii) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (ix) expenses incurred not exceeding $7 million per year as a result of the repurchase, redemption or retention of our own common stock earned under equity compensation programs solely in order to make withholding tax payments. For certain historical periods, the amended credit agreement specified Adjusted EBITDA is $35,610, $36,514 and $38,431 for the quarters ended March 31, 2008, December 31, 2007 and September 30, 2007, respectively. For the quarter ended March 31, 2008, the amount reflects an increase of $800 over the originally disclosed amount in the first quarter of 2008, related to the transition to the new Chief Executive Officer. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

(in thousands)	Three Months Ended September 30,
	2008	2007
Net cash provided by operating activities	$11,821	$18,424
Interest expense, net	16,230	13,995
Net change in operating assets and liabilities	(26,673)	2,531
Income tax provision	794	3,208
Stock-based compensation	(500)	(578)
Deferred financing cost amortization	(1,195)	(914)
Deferred taxes	6,407	2,230
Asset impairment	(405)	—
Gain on disposition of property and equipment	2,368	78
Unrealized foreign exchange gain on indebtedness, net	1,034	(519)
Change in fair value of interest rate swaps	450	(2,711)
Curtailment/settlement gains	39,968	—

EBITDA	50,299	35,744
Unrealized foreign exchange gain on indebtedness, net (D)	—	519
Amendment/termination costs (F)	483	—
Change in fair value of interest rate swaps (E)	450	—
Change in fair value of other derivatives	—	(451)
Restructuring expenses (G)	1,817	805
Non-cash impairment charges (A)	405	—
Growth program costs (B)	—	1,255
Inventory write-offs under restructuring programs	199	(21)
Non-cash compensation and related expenses	500	578
Non-recurring expenses resulting from cost reduction programs (C)	—	—

Adjusted EBITDA	$54,153	$38,429

(in thousands)	Nine Months Ended September 30,
	2008	2007
Net cash provided by operating activities	$52,834	$48,503
Interest expense, net	42,217	37,337
Net change in operating assets and liabilities	(37,939)	14,930
Income tax provision	6,344	9,213
Stock-based compensation	(774)	(1,773)
Deferred financing cost amortization	(3,539)	(2,732)
Deferred taxes	9,419	(3,550)
Asset impairment	(472)	(389)
Gain on disposition of property and equipment	2,637	1,223
Unrealized foreign exchange gain on indebtedness, net	2,510	(518)
Change in fair value of interest rate swaps	1,998	(4,205)
Curtailment/settlement gains	39,968	—

EBITDA	115,203	98,039
Unrealized foreign exchange gain on indebtedness, net (D)	(1,985)	518
Amendment/termination costs (F)	6,480	—
Change in fair value of interest rate swaps (E)	14,154	—
Change in fair value of other derivatives	(2,126)	(451)
Restructuring expenses (G)	5,000	5,769
Non-cash impairment charges (A)	472	389
Growth program costs (B)	1,764	3,459
Inventory write-offs under restructuring programs	199	73
Non-cash compensation and related expenses	774	1,773
Non-recurring expenses resulting from cost reduction programs (C)	—	(68)

Adjusted EBITDA	$139,935	$109,501

(A)	In accordance with the definition of Adjusted EBITDA in our credit facility, non-cash impairment charges resulting from application of Statement of Financial Accounting Standards Nos. 142 and 144 have been added back to Adjusted EBITDA.
(B)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 30, 2008, growth program costs are not added back to Adjusted EBITDA for periods beginning after the quarter ended March 31, 2008. Prior to that period, growth programs were added back to Adjusted EBITDA based upon the credit facility agreement as in effect at that time. Growth programs were those intended to increase productivity and economic efficiency or the market share capacity of the Company, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets. These growth program costs for the nine months ended September 30, 2008 and for the three and nine months ended September 30, 2007 included expenses incurred for our lean manufacturing initiatives, expansion into Vietnam and other growth programs.
(C)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 30, 2008, non-recurring expenses resulting from cost reduction programs are not added back to Adjusted EBITDA for periods beginning after the quarter ended March 31, 2008. Prior to that period, cost reduction programs were added back to Adjusted EBITDA based upon the credit facility agreement as in effect at that time and were comprised of the following:

(in thousands)	Three Months Ended September 30, 2008		Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Environmental charges in connection with facilities closures pursuant to cost reduction programs (1)	$	n/a	$—	$—	$(200)

Certain operating costs incurred in connection with the transition of production operations from closed facilities to other facilities (2)		n/a	—	—	132

Total	$	n/a	$—	$—	$(68)

(1)	For the nine months ended September 30, 2007, reflects the reversal of amounts accrued in prior periods.
(2)	For the nine months ended September 30, 2007, the amount includes added operating costs related to facility closures in Italy.

(D)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 30, 2008, unrealized foreign exchange gains and losses on indebtedness are not added back to Adjusted EBITDA for periods beginning after the quarter ended March 31, 2008. Prior to that period, such gains and losses are added back to Adjusted EBITDA based upon the credit facility as in effect at that time.
(E)	In accordance with the definition of Adjusted EBITDA in our credit facility agreement, as amended on May 30, 2008, interest expense added back to calculate Adjusted EBITDA excludes, for periods beginning after the quarter ended March 31, 2008, the effect of any non-cash gains and losses resulting from the marking to market of hedging obligations that has been charged to interest expense. Had this amended definition been in place for all periods presented, Adjusted EBITDA would have been $12.2 million lower for the nine months ended September 30, 2008, $4.2 million lower for the nine months ended September 30, 2007 and $2.7 million lower for the three months ended September 30, 2007.
(F)	For the nine months ended September 30, 2008, amendment/termination costs include $5.7 million of costs incurred in connection with the consummation of the fourth and fifth amendments to the credit facility during the second quarter of 2008 and a $0.8 million increase to Adjusted EBITDA for the first quarter of 2008, in accordance with the agreement with our lenders.
(G)	Restructuring and related impairment costs that can be added back to determine Adjusted EBITDA were capped at $5 million for 2008 and $12 million for 2007.

Impact of Significant Third Quarter 2008 Events

Due to the significant impact each of the items detailed below had on the Company’s third quarter 2008 results, management believes the following Non-GAAP financial schedule provides useful information to investors regarding the Company’s results of operations and Adjusted EBITDA.

(in thousands)	Three Months Ended September 30, 2008			Nine Months Ended September 30, 2008
	As Reported	Adjustments	Adjusted	As Reported	Adjustments	Adjusted
Net sales	$159,307	$—	$159,307	$488,687	$—	$488,687
Costs and expenses:
Cost of products sold (1)	106,513	(8,000)	98,513	303,763	(8,000)	295,763
Selling	20,125	—	20,125	62,437	—	62,437
General and administrative (2)	28,265	(12,200)	16,065	70,322	(12,200)	58,122
Restructuring and impairments	3,612	—	3,612	6,862	—	6,862
Research and development	2,910	—	2,910	9,109	—	9,109
Curtailment/settlement gains (3)	(39,968)	39,968	—	(39,968)	39,968	—

	121,457	19,768	141,225	412,525	19,768	432,293

Income (loss) from operations	37,850	(19,768)	18,082	76,162	(19,768)	56,394
Interest expense	(16,963)	—	(16,963)	(43,513)	—	(43,513)
Interest income	733	—	733	1,296	—	1,296
Foreign exchange gain	710	—	710	3,344	—	3,344

Income (loss) before provision for income taxes	22,330	(19,768)	2,562	37,289	(19,768)	17,521
Provision for income taxes (4)	794	3,200	3,994	6,344	3,200	9,544

Net income (loss)	$21,536	$(22,968)	$(1,432)	$30,945	$(22,968)	$7,977

	Three Months Ended September 30, 2008			Nine Months Ended September 30, 2008
	Adjusted EBITDA	Further Adjustments	Adjusted EBITDA, as adjusted	Adjusted EBITDA	Further Adjustments	Adjusted EBITDA, as adjusted
Adjusted EBITDA (5)	$54,153	$(19,768)	$34,385	$139,935	$(19,768)	$120,167

(1)	The Company’s operations are highly dependent upon the paper production industry and the degree to which the paper industry is affected by global economic conditions and the availability of credit. Our assessment of the global economic slowdown on our customers and our industry and the lack of credit availability may affect our customers’ demand for products and their ability to pay their debts; consequently, during the third quarter, the Company increased the reserve for slow moving and obsolete inventory by $8.0 million.
(2)	As a result of our assessment of the global economic slowdown on our customers and our industry described above, the Company also increased its provision for bad debts by $8.1 million. Additionally during the third quarter, the Company, while evaluating its facility in Australia, discovered the possibility of contamination at that facility. Subsequently the Company had a preliminary evaluation performed, which confirmed the existence of contamination and estimated preliminary costs to remediate the contamination at this facility. Based upon this evaluation, the Company has accrued $4.1 million as its best estimate of the remediation costs it expects to incur.
(3)	During the third quarter of 2008, the Company made and communicated the following decisions related to certain of its U.S. pension plans, postretirement benefit plans and 401(k) plans:

a)	Freezing benefit pension accruals under its Pension Plan for U.S. Salaried and Non-Union Hourly Employees (the “Pension Plan”) effective December 31, 2008 so that future service beyond December 31, 2008 will no longer be credited under the Pension Plan. Employees who are vested as of December 31, 2008 will be entitled to their benefit earned as of December 31, 2008. Current employees who are not vested as of December 31, 2008 will be entitled to their benefit earned as of December 31, 2008 upon five years of continuous employment from date of hire.
b)	No longer sponsoring or funding, as of December 31, 2008, its U.S. retiree health insurance program under which the Company currently offers health care benefits to a certain group of retired U.S. employees and their covered dependents and beneficiaries.
c)	The Company will increase its 401(k) plan match in the United States from 4% of eligible compensation to 6% as of January 1, 2009.

The decisions resulted in curtailment/settlement gains of approximately $40 million.

(4)	The income tax impact of these adjustments was significantly less than the statutory rates because the majority of the curtailments/settlement gains were in the United States and the environmental matter was in Australia; jurisdictions for which we have net operating loss carryforwards and have established valuation allowances against deferred tax assets.

(5)	The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness, to fund ongoing capital expenditures and to evaluate compliance with its bank covenants. As such, the Company believes that showing the impact of significant third quarter 2008 events on Adjusted EBITDA provides useful information to investors because it illustrates how the Company would have performed for purposes of its covenant compliance absent these unusual events. The “Significant Third Quarter 2008 Events” impacted the “Net change in operating assets and liabilities”, “Income tax provision”, “Deferred taxes”, and “Curtailment/settlement gains” line items within the “EBITDA and Adjusted EBITDA Reconciliation”.